Exhibit 99.1

KKR Appoints Brian J. Lee to Board

October 26, 2026 6:30 AM Eastern Standard Time

NEW YORK, NY  (BUSINESS WIRE)  KKR & Co. Inc. (NYSE: KKR) today announced that Brian J. Lee has been appointed to the Board of Directors effective October 26, 2026. His appointment will bring the number of independent directors to eight out of a total of twelve Board seats.

Mr. Lee is the former Chief Risk Officer of The Goldman Sachs Group, Inc.

KKR’s other Board members are:  Henry Kravis (Co-Founder and Co-Executive Chairman of KKR), George Roberts (Co-Founder and Co-Executive Chairman of KKR), Joseph Bae (Co-Executive Officer of KKR), Scott Nuttall (Co-Chief Executive Officer of KKR), Craig Arnold (former Chairman and Chief Executive Officer of Eaton Corporation), Timothy Barakett (Founder and Chief Executive Officer of TRB Advisors), Matthew Cohler (former General Partner of Benchmark), Mary Dillon (former Chief Executive Officer of Foot Locker and Ulta Beauty), Xavier Niel (Founder and Chairman of Iliad), Kimberly Ross (former Chief Financial Officer of WeWork and Baker Hughes), and Patricia Russo (Chair of Hewlett Packard Enterprise Company and Lead Independent Director of General Motors).

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

Investor Relations:
Craig Larson
+1 (877) 610-4910 (U.S.) / +1 (212) 230-9410
investor-relations@kkr.com

Media:
Kristi Huller
+1 (212) 750-8300
media@kkr.com

Source: KKR & Co. Inc.

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